 Exhibit 10.9

EDS UNITED KINGDOM EXECUTIVE DEFERRAL PLAN

DEFERRED STOCK UNIT AWARD AGREEMENT

DATED FEBRUARY 13, 2008

WILLIAM G. THOMAS

Pursuant to the terms of the EDS United Kingdom Executive Deferral Plan, you have been awarded additional discretionary credits in the form of deferred stock units, subject to the terms and conditions described in this agreement:

DEFERRED STOCK UNITS GRANTED

68,325 DEFERRED STOCK UNITS

This grant is made pursuant to the Deferred Stock Unit Award Agreement dated as of February 13, 2008, between EDS and you, which Agreement is attached hereto and made a part hereof.

2008 DSU (UK)

EDS UNITED KINGDOM EXECUTIVE DEFERRAL PLAN

DEFERRED STOCK UNIT AWARD AGREEMENT

This Deferred Stock Unit Award Agreement (herein called the "Agreement") is made and entered into effective as of February 13, 2008 (the "Date of Grant"), by and between Electronic Data Systems Corporation, a Delaware corporation ("EDS" or the "Company") and the employee of EDS  (or any of its subsidiaries) whose printed name is set forth on the cover page and whose printed name and signature is set forth on the signature page of this Agreement ("Grantee").  Except as defined herein, capitalized terms shall have the same meaning ascribed to them under the EDS United Kingdom Executive Deferral Plan (as Amended and Restated effective January 1, 2008), as from time to time amended (the "Plan").  To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of this Agreement shall control.

1.         Deferred Stock Unit Award.  In order to encourage Grantee's contribution to the successful performance of the Company, EDS hereby grants to Grantee as of the Date of Grant, pursuant to the terms of the Plan and this Agreement, additional discretionary credits in the form of deferred stock units in the Plan, subject to the vesting requirements and other conditions, restrictions and limitations set forth herein and in the Plan (the "DSU Award").  Grantee hereby acknowledges and accepts such grant and the shares of Common Stock covered thereby upon such terms and subject to such requirements and other conditions, restrictions and limitations contained in this Agreement and the Plan.  The deferred stock units granted pursuant to this DSU Award will be allocated to the Stock Equivalent Portion of Grantee's Account.

2.         Rights as a Stockholder Prior to Distribution; Payment of Dividends.  Grantee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the DSU Award until such units have been distributed pursuant to Paragraphs 3 or 4 below.  Commencing on the Date of Grant, Dividend Equivalents will be credited to the Stock Equivalent Portion of Grantee's Account on all of the units granted pursuant to this DSU Award and will be credited at the same time as dividends are paid on EDS Common Stock.

3.         Vesting and Distribution Dates.  The DSU Award and related Dividend Equivalents granted pursuant to this DSU Award will vest on February 15, 2011 ("Vesting Date"); provided, however, the Committee in its sole discretion may accelerate the Vesting Date.  Once vested, the DSU Award and related Dividend Equivalents on the DSU Award shall, subject to Paragraph 9(p) of this Agreement, be distributed in shares of EDS Common Stock on (i) January 31 in the year following the date of the Grantee's Separation from Service, or (ii) the first day of the month following the expiration of six complete calendar months following the date of the Grantee's Separation from Service, whichever occurs later.

4.         Effect of Certain Events.

(a)        If Grantee's employment with the Company is terminated prior to the Vesting Date because of death or the Grantee becoming Disabled, then the Grantee shall be immediately vested in the DSU Award and related Dividend Equivalents.  Notwithstanding the distribution date set forth in Paragraph 3 above, the vested DSU Award and related Dividend Equivalents shall, subject to Paragraph 9(p) of this Agreement, be distributed in shares of EDS Common Stock (i) in the event of the Grantee's death, on the first day of the calendar month after the Grantee's date of death, or (ii) in the event the Grantee's employment with the Company is terminated due to the Grantee becoming Disabled, on the first day of the calendar month following the date of the Grantee's Separation from Service unless the Grantee is a

2008 DSU (UK)	2

Specified Employee, in which case the distribution shall be made on the first day of the month following the expiration of six complete calendar months following the date of the Grantee's Separation from Service.

(b)        With the exception of any deferred stock units that may vest pursuant to the terms of Grantee's current Executive Severance Benefit Agreement or Change of Control Employment Agreement (or pursuant to the terms of any successor severance or change of control agreements), if, prior to the Vesting Date, Grantee's employment with the Company is voluntarily or involuntarily terminated for any reason other than Grantee's death or the Grantee becoming Disabled, then the deferred stock units granted pursuant to this DSU Award and the related Dividend Equivalents shall be forfeited.

(c)        In the event the Committee, in its reasonable discretion, upon consideration of the facts and circumstances and any advice or recommendation of EDS, concludes, that the Grantee violated the Plan's for Cause, non-compete, and/or non-solicitation provisions within one year of the date any deferred stock units and related Dividend Equivalents vest under Paragraph 3 of this DSU Award, Grantee shall forfeit such deferred stock units and related Dividend Equivalents that vested during the one year period preceding the violation, or if distributed, require the Grantee to reimburse EDS in the amount of the distribution (notwithstanding the fact that such deferred stock units have become vested pursuant to Paragraphs 3 or 4 of this Agreement).

5.         Restrictions on Transfer.  The DSU Award granted hereunder to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  Consistent with the foregoing and except as contemplated by Paragraph 6 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Grantee or Grantee's Beneficiary (if any) after Grantee's death shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder other than as contemplated by Paragraph 6 below, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

6.         Beneficiary Designations.  Grantee may file in accordance with the provisions of the Plan a designation of one or more beneficiaries (each, a "Beneficiary") to whom the Grantee's Account, including the right to the payment of the DSU Award, shall pass in the event of the death of Grantee.  Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time in accordance with the provisions of the Plan.   If there is no effective Beneficiary designation under the Plan at the time of Grantee's death, or if the designated Beneficiary or Beneficiaries have all predeceased Grantee, the right to payment of the Grantee's Account, including the right to the payment of the DSU Award, shall be determined in accordance with the provisions of the Plan.

7.         Withholding Tax Requirements.  Any amounts required to be withheld for applicable taxes ("Required Withholding") with respect to the deferred stock units granted pursuant to this DSU Award (and with respect to the Dividend Equivalents credited thereon) will be satisfied by such means as EDS may require or permit in accordance with the terms of the Plan.

2008 DSU (UK)	3

8.         Prerequisites to Benefits.

(a)        Neither Grantee nor any person claiming through Grantee shall have any right or interest in the deferred stock units awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person shall have been complied with as specified herein and therein.

(b)        Grantee acknowledges that as a condition to receipt of the grant made hereunder, Grantee shall have delivered to the Company an executed copy of this DSU Award Agreement.

9.         Miscellaneous Provisions.  For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)        Receipt and Review of the EDS United Kingdom Executive Deferral Plan.  Grantee acknowledges receipt of a copy of the Plan.   Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.

(b)        Conflicts.  The Company and Grantee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Grantee's consent, adversely affect the rights specifically granted Grantee hereunder.

(c)        Compliance with Section 409A.  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A and the regulations thereunder.

(d)        Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.  From and after the death of Grantee, the term "Grantee" shall be deemed to include the Beneficiary of Grantee (if any) or the Grantee's estate.

(e)        Notices.  Any notice under this Agreement to the Company shall be addressed to Michael E. Paolucci, Vice President, Global Compensation and Benefits located at 5400 Legacy Drive, Plano, Texas 75024-3199 and any notice to Grantee shall be addressed to Grantee at the address listed within the Company employee records system.  However, either party may at any time notify the other in writing of a new address for such purpose.

(f)        Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been entered into with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(g)        Headings.  The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

2008 DSU (UK)	4

(h)        Equitable Relief.  The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, and any such action, including an action seeking specific performance or injunctive relief, may be brought in Plano, Collin County, Texas.

(i)         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Any action, suit or proceeding arising out of any claim against the Company under this Agreement shall be brought exclusively in the federal or state courts located in the state in which the Company has its principal business headquarters.

(j)         Determinations by Committee.  All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.  Notwithstanding anything contained in this Agreement to the contrary, the Committee has reasonable discretion as to whether or not to make any determinations hereunder, and to the extent it or its delegate does so make any determinations, such determinations are final.

(k)        No Liability.  No member of the Committee or any other person to whom the authority has been delegated shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties or responsibilities under the Plan or this Agreement, except for his or her own willful misconduct or as expressly provided by applicable law.

(l)         Validity of Agreement.  This Agreement shall be valid, binding and effective upon EDS on the Date of Grant.  However, this Agreement shall be forfeited by the Grantee if it is not duly executed (whether manually and/or by electronic signature) by the Grantee within 60 days of the Date of Grant.

(m)       Employment Relationship. Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of EDS, employment with EDS is for an indefinite term and may be ended, with or without Cause, at any time by either the Grantee or EDS, with or without previous notice.  Nothing in this document will be construed to oblige EDS to continue Grantee's employment for any particular time or under any particular terms and conditions of employment.

(n)        Acquired Rights Waiver.  Grantee understands that grants of additional discretionary credits in the form of deferred stock units under the Plan are made at the complete discretion of EDS pursuant to the Plan.  Grantee understands that the Committee has complete authority to administer, construe and interpret the Plan, establish rules and regulations concerning the Plan, and perform all other acts deemed reasonable and proper in that regard, including the power to delegate to others the authority to assist in the administration of the Plan.  Grantee understands that Grantee does not acquire any additional rights as a result of being eligible to participate in the Plan.  Grantee does not expect that any future grants will be made under the Plan, or any other plan, nor does Grantee expect that the benefits accruing under the Plan will be reflected in any severance, overtime, benefit, retirement or indemnity payments that EDS or any affiliate or subsidiary may make in the future.  Grantee has been provided with a description of the Plan, and Grantee has read that description.  Grantee fully understands his rights under the Plan, and in particular that the additional discretionary credits granted under the Plan are non-transferable, except as provided under Paragraph 5 of this Agreement.  The offer to participate in the Plan does not constitute an acquired right nor does the Plan guarantee any right to future employment with EDS or any of its subsidiaries or affiliates.

2008 DSU (UK)	5

(o)        Data Protection Waiver.  Grantee understands and consents to EDS or its agents or independent contractors appointed to administer the Plan obtaining and processing personal information of Grantee's relevant to the effective administration of the Plan and also consents that such personal information may be transmitted outside of the country of Grantee's employment and/or residence as appropriate for EDS business purposes in the administration of the Plan.

(p)     Distribution Delays.  A distribution under this Agreement shall be made on the date specified herein or as soon as administratively practicable thereafter. However, if for administrative or any other reasons there is a delay in a distribution beyond the date specified in this Agreement, the distribution shall not be delayed beyond the last day permitted under Treasury Regulation Section 1.409A-3(d) for treating a delayed payment as having been made on the applicable specified distribution date.

This Agreement has been delivered to Grantee and can be accepted only by the signature of the Grantee and timely delivery thereof to EDS in accordance with Paragraph 9(l) of this Agreement.

GRANTEE:

/S/ WILLIAM THOMAS

William G. Thomas

19/3/08

Date

ELECTRONIC DATA SYSTEMS CORPORATION:

/S/ RONALD A. RITTENMEYER

Ronald A. Rittenmeyer

Chairman, President and Chief Executive Officer

3/26/08

Date

2008 DSU (UK)	6